Exhibit 10.4

Execution Version

FEAC VOTING AGREEMENT

This FEAC Voting Agreement (this “Agreement”) is made as of May 16, 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company (“Sponsor”), Forbion Growth Opportunities Fund I Cooperatief U.A., a cooperative association (coöperatie) with exempted liability incorporated in the Netherlands (“FGOF”), each of the directors and officers of FEAC (together with Sponsor and FGOF, the “Voting Parties” and each a “Voting Party”), enGene Inc., a corporation incorporated under the laws of Canada (“enGene”) and enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FEAC, enGene, the Company and certain other persons party thereto are entering into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, FEAC, enGene, the Company and the other parties thereto agreed to effect the Transactions set forth therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of FEAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of FEAC acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Business Combination Agreement.

2.Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to each of enGene and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a)Authority. Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than transfer restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Letter Agreement, dated as of December 9, 2021 (the “Insider Letter”), by and among FEAC and the Voting Parties other than FGOF, (B) that certain Warrant Agreement, dated as of December 9, 2021, by and between FEAC and Continental Stock Transfer & Trust Company, (C) that certain Registration Rights Agreement dated as of December 9, 2021, by and between FEAC and Sponsor (the “Registration Rights Agreement”), and (D) the Sponsor and Insider Letter, dated as of even date herewith, by and between FEAC, the Company and the Voting Parties (the “Sponsor and Insider Letter”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. As of the date hereof, Voting Party does not Beneficially Own or otherwise have any direct or indirect interest in (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional ordinary shares, or vote any ordinary shares, or any other equity interests, of FEAC (“FEAC Shares”) or any security exercisable or exchangeable for or convertible into FEAC Shares, other than as set forth on Annex A and except for any Voting Shares underlying any FEAC Private Placement Warrants to be issued by FEAC to a Voting Party as payee under the Working Capital Loan Note and/or any Extension Loan Note following the election by such Voting Party to convert all or part of the outstanding principal amount of the Working Capital Loan Note or any Extension Loan Note in FEAC Private Placement Warrants in connection with the consummation of the Transactions, in each case in accordance with FEAC’s Governing Documents and the Trust Agreement.

(e) No Litigation. There is no Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to impair or adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

(f)Business Combination Agreement. Each Voting Party understands and acknowledges that FEAC, enGene and the Company are entering into the Business Combination Agreement in reliance upon such Voting Party’s execution and delivery of this Agreement. Such Voting Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

3.Agreement to Vote Shares; Further Assurances.

(a)Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Voting Period”), each Voting Party irrevocably agrees that it shall, at any meeting (or in connection with any request for action by written consent) of the shareholders of FEAC at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) cause the Voting Shares that such Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that such Voting Party Beneficially Owns and (z) execute a written consent or consents if shareholders of FEAC are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to FEAC’s Governing Documents: (i) in favor of (A) the Transaction Proposals and (B) any other matter reasonably necessary to the consummation of the Transactions and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of FEAC; and (ii) against (other than as contemplated by the Transactions) (A) any proposal or offer from any Person (other than enGene or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving FEAC, (2) the issuance or acquisition of shares or other equity securities of FEAC, or (3) the sale, lease, exchange or other disposition of any significant portion of FEAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of FEAC set forth in the Business Combination Agreement, or in any representation or warranty of FEAC set forth in the Business Combination Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of FEAC’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of FEAC (including any amendments to the Governing Documents), except as contemplated by this Agreement, the Business Combination Agreement or the Transactions.

(b)During the term of this Agreement, each Voting Party irrevocably and unconditionally consents to the details of this Agreement being set out in the materials to be submitted to FEAC’s shareholders or otherwise to be prepared in connection with the FEAC Shareholders Meeting and for the form of this Agreement to be filed with the SEC and any other Governmental Entity, in connection with the Transactions.

4.No Voting Trusts or Other Arrangement. During the Voting Period, each Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement or the Business Combination Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5.Certain Covenants of Voting Party; Transfer and Encumbrance. During the Voting Period, each Voting Party will not, in each case other than as contemplated by the Transactions, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge or otherwise dispose of or encumber (“Transfer”) any of such Voting Party’s Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), (c) knowingly take any action that would make any representation or warranty of such Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling such Voting Party from performing its obligations under this Agreement or (d) take any action, nor permit its Representatives to take any action, to contest, oppose or interfere with the Cayman Merger or to otherwise contest or oppose any of the Transactions before any Governmental Entity, or to solicit proxies or become a participant in a solicitation in opposition to or competition with the FEAC Shareholder Approval or any of the Transactions. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party in compliance with Section 2(a) of the Sponsor and Insider Letter; provided, however, that in each case, the applicable transferees enter into a written joinder to this Agreement in form and substance reasonably acceptable to the Company and FEAC by which such applicable transferees agree to be bound by this Agreement.

6.Termination of Certain Agreements. Prior to the Closing Date, the Voting Parties shall take such actions as may be necessary or appropriate to terminate the Registration Rights Agreement, effective as of and contingent upon the Transactions and the occurrence of the Closing Date, without any liability being imposed on FEAC, the Company or enGene following such termination.

7.Appraisal and Dissenters’ Rights. Each Voting Party hereby (a) waives, to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (as applicable, or any similar rights) from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, including any dissenters’ rights under Section 238 of the Cayman Act, and (b) agrees not to commence or participate in any claim, derivative or otherwise, against FEAC, the Company or enGene or the members of their respective Boards of Directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of FEAC, the Company or enGene in connection with this Agreement, the Business Combination Agreement or the Transactions.

8.Redemption Rights. During the Voting Period, if FEAC seeks shareholder approval for the Transactions, each Voting Party shall not (a) exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) make any public statements with the intent to encourage any of FEAC’s shareholders to exercise any right to redeem any FEAC Class A Shares.

9.Insider Letter. Each party hereto that is a party to the Insider Letter hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary paragraphs 9(c) or 11 of the Insider Letter, except as otherwise expressly provided for by this Agreement and the other agreements entered into concurrently herewith in connection with the Transactions.

10.Additional Matters. Each Voting Party shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as FEAC, enGene or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Governing Documents of FEAC or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

11.Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing Date and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 11 shall relieve any party of liability for any breach of this Agreement occurring prior to termination and the provisions of Sections 13 through 16 shall survive any termination of this Agreement.

12.No Agreement as Director or Officer. Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, securityholder, partner, director, officer or employee of Voting Party) in his, her or its capacity as a director or officer of FEAC. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to FEAC or its Subsidiaries.

13.Specific Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity, (c) it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties, (d) the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief, and (e) in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

14.Entire Agreement. This Agreement and the Business Combination Agreement (and the agreements delivered concurrently herewith pursuant to the Business Combination Agreement) together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

15.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Voting Parties, to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

and with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

if to enGene or the Company to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

16.Miscellaneous.

(a)Section 8.3 (Amendment), Section 8.5 (Governing Law), Section 8.13 (Extension; Waiver), Section 8.14 (Waiver of Jury Trial), Section 8.15 (Submission to Jurisdiction) and Section 8.17 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(b)In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(c) Each Voting Party acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

(d) This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(e) The titles and captions in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:	/s/ Sander Slootweg
Name: Sander Slootweg
Title: Authorized Signatory

[ FEAC Signature Page to FEAC Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

VOTING PARTIES:

FORBION GROWTH SPONSOR FEAC I B.V.,
a Dutch private limited company

By:	/s/ Sander Slooweg
Name: Jasper Bos
Title: Chief Executive Officer

By:	/s/ Wouter Joustra
Name: Wouter Joustra
Title: Director

FORBION GROWTH OPPORTUNITIES FUND I COOPERATIEF U.A., a Dutch cooperative association (coöperatie) with exempted liability

By:	/s/ Sander Slootweg
Name: Sander Slootweg
Title: Authorized Signatory

By:	/s/ Wouter Joustra
Name: Wouter Joustra
Title: Authorized Proxy

[ Voting Parties Signature Page to FEAC Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

/s/ Jasper Bos
JASPER BOS, individually

/s/ Cyril Lesser
CYRIL LESSER, individually

/s/ Sander Slootweg
SANDER SLOOTWEG, individually

/s/ Wouter Joustra
WOUTER JOUSTRA, individually

/s/ Philip Astley-Sparke
PHILIP ASTLEY-SPARKE, individually

/s/ Hilde Steineger
HILDE STEINEGER, individually

/s/ Ton Logtenberg
TON LOGTENBERG, individually

[ Voting Parties Signature Page to FEAC Voting Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:	/s/ Richard Glickman
Name:	Richard Glickman
Title:	Director

ENGENE:

ENGENE INC.

By:	/s/ Anthony Cheung
Name:	Anthony Cheung
Title:	Chief Technology Officer

[ enGene Signature Page to FEAC Voting Agreement

Annex A

Voting Interests

Name	Voting Interests		Warrants	Indirect Interests
	Class A ordinary shares	Class B ordinary shares	Class A ordinary shares subject to Warrants	in Class A ordinary shares
Sponsor	-0-	3,162,500	5,195,000	8,357,500
FGOF	2,000,000	-0-	-0-	10,357,500
Jasper Bos	-0-	-0-	-0-
Cyril Lesser	-0-	-0-	-0-
Sander Slootweg	-0-	-0-	-0-
Wouter Joustra	-0-	-0-	-0-
Philip Astley-Sparke	-0-	-0-	-0-
Hilde Steineger	-0-	-0-	-0-
Ton Logtenberg	-0-	-0-	-0-